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Exhibit 23

ACCOUNTANTS' CONSENT

The Board of Directors
American Power Conversion Corporation:

        We consent to the incorporation by reference in the registration statements (Nos. 33-25873, 33-54416, 333-32563, 333-78595, 333-80541, 333-80569 and 333-91994) on Form S-8 and (No. 333-107559) on Form S-3 of American Power Conversion Corporation of our reports dated February 9, 2004, relating to the consolidated balance sheets of American Power Conversion Corporation and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related schedule, which reports appear in the 2003 annual report on Form 10-K of American Power Conversion Corporation.

KPMG LLP

Providence, Rhode Island
March 15, 2004

75

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ACCOUNTANTS' CONSENT